Prudential Investments Funds
Target Funds

(the “Funds”)

Supplement dated March 15, 2017 to each Fund’s
Currently Effective Summary Prospectus, Statutory Prospectus and Statement of Additional Information

This supplement should be read in conjunction with your currently effective Summary Prospectus, Statutory Prospectus and Statement of Additional Information (SAI).

Effective on or about April 3 2017, Prudential Investments LLC will change its name to PGIM Investments LLC. Accordingly, all references to Prudential Investments LLC in each Fund’s Summary Prospectus, Statutory Prospectus and Statement of Additional Information (SAI) are hereby revised from “Prudential Investments LLC” to “PGIM Investments LLC," and all references to "PI" are hereby revised to "PGIM Investments."

LR931